EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITOR


To the Board of Directors and Stockholders of IHealth, Inc.

We hereby consent to the incorporation by reference, in this Post-Effective Amendment No. 1 to the Registration Statement on Form SB-2 of IHealth, Inc. of our report dated March 16, 2005 on the consolidated balance sheet of IHealth Inc. and subsidiaries as of December 31, 2003, and the related consolidated statement of operations, changes in stockholders' deficiency and cash flows for the year then ended and to the use of our name as it appears under the caption "Experts".

                                        /s/ Radin Glass & Co., LLP
                                        Radin Glass & Co., LLP
                                        Certified Public Accountants

New York, New York
April 27, 2005